FORM 4

 (   )  Check box if no longer subject to
        Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

      U.S. SECURITIES AND EXCHANGE COMMISSION       ______________________
            WASHINGTON, D.C. 20549                  | OMB APPROVAL        |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2005 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940

___________________________________________________________________________
1.  Name and Address of Reporting Person:

        Ellman                     Alan                          S.
    _______________________________________________________________________
       (Last)                      (First)                    (Middle)

    c/o Pinnacor, 601 W. 26th St., 13th Fl.
    _______________________________________________________________________
                                   (Street)

       New York                       NY                      10001
    _______________________________________________________________________
       (City)                       (State)                   (Zip)

___________________________________________________________________________
2.  Issuer Name and Ticker or Trading Symbol: Pinnacor Inc., PCOR

___________________________________________________________________________
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary):

___________________________________________________________________________
4.  Statement for Month/Day/Year:
    February 10, 2003

___________________________________________________________________________
5.  If Amendment, Date of Original (Month/Day/Year):

___________________________________________________________________________
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable):
    ( X) Director
    (  ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)
___________________________________________________________________________
7.  Individual, or Joint/Group Filing (Check Applicable Line):
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person
___________________________________________________________________________
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
___________________________________________________________________________
1.  Title of Security (Instr. 3):
        common stock
___________________________________________________________________________
2.  Transaction Date (m/d/yr); 2A. Deemed Execution Date, if any (m/d/yr):
        2/10/03
___________________________________________________________________________
3.  Transaction Code (Instr. 8): S
___________________________________________________________________________
4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5),
    Price: D - 100,000  $1.25
___________________________________________________________________________
5. Amount of Securities Beneficially Owned Following Reported Transaction (Instr. 3 and 4):
    2,820,922 - D
___________________________________________________________________________
6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4):
    D
___________________________________________________________________________
7.  Nature of Indirect Beneficial Ownership (Instr. 4):
___________________________________________________________________________
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
___________________________________________________________________________
1.  Title of Derivative Security (Instr. 3):
___________________________________________________________________________
2.  Conversion or Exercise Price of Derivative Security:
___________________________________________________________________________
3.  Transaction Date (m/d/yr); 3A. Deemed Execution Date, if any (m/d/yr):
___________________________________________________________________________
4.  Transaction Code (Instr. 8):
___________________________________________________________________________
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5):
___________________________________________________________________________
6.  Date Exercisable and Expiration Date (Month/Day/Year):
___________________________________________________________________________
7.  Title and Amount of Underlying Securities (Instr. 3 and 4):
___________________________________________________________________________
8.  Price of Derivative Securities (Instr. 5):

___________________________________________________________________________
9. Number of Derivative Securities Beneficially Owned Following Reported Tranactions (Instr. 4):

___________________________________________________________________________
10. Ownership Form of Derivative Security: Direct(D) or Indirect(I) (Instr.
    4):

___________________________________________________________________________
11. Nature of Indirect Beneficial Ownership (Instr. 4):

___________________________________________________________________________

EXPLANATION OF RESPONSES:


       /s/ Alan S. Ellman                                2/10/03
   _____________________________________           ________________
   **  SIGNATURE OF REPORTING PERSON                     DATE

_____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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